As filed with the Securities and Exchange Commission on October 30, 2012

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE CHARLES SCHWAB CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	6211	94-3025021
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

211 Main Street

San Francisco, California 94105

(415) 667-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph R. Martinetto

Executive Vice President and Chief Financial Officer

The Charles Schwab Corporation

211 Main Street

San Francisco, California 94105

(415) 667-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Teresa L. Johnson

Arnold & Porter LLP

Three Embarcadero Center

San Francisco, California 94111

(415) 471-3100

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
3.225% Notes due 2022	$256,405,000	100%	$256,405,000	$34,973.64

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

Subject to Completion, Dated October 30, 2012

PROSPECTUS

The Charles Schwab Corporation

Offer to Exchange

all outstanding unregistered 3.225% Notes Due 2022

($256,405,000 aggregate principal amount outstanding)

for

3.225% Notes due 2022

($256,405,000 aggregate principal amount)

that have been registered under the Securities Act of 1933

The Exchange Offer

•

We will exchange all outstanding unregistered 3.225% Notes Due 2022, $256,405,000 aggregate principal amount, (CUSIP Nos. 808513AF2/U16039AA4) (the “old notes”) for 3.225% Notes due 2022, $256,405,000 aggregate principal amount, that have been registered under the Securities Act of 1933, as amended (the “Securities Act”) (CUSIP No. 808513AG0) (the “new notes”) that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	The exchange offer will expire at 5:00 p.m., New York City time on , 2012, unless we extend the exchange offer in our sole and absolute discretion.

•	You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

•

The exchange of old notes for new notes will generally not be a taxable transaction for U.S. federal income tax purposes. You should see the discussion under the caption “Certain Material U.S. Federal Income Tax Considerations” for more information.

•	We will not receive any proceeds from the exchange offer.

•

We issued the old notes in a transaction not requiring registration under the Securities Act, and as a result, their transfer is restricted. We are making the exchange offer to satisfy your registration rights, as a holder of the old notes.

The New Notes

•	The terms of the new notes are substantially identical to those of the old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

Resale of New Notes

•	We do not intend to apply for listing of the new notes on any securities exchange or in any automated dealer quotation system.

•	There is currently no public market for the new notes.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days following the consummation of this exchange offer, we will use commercially reasonable efforts to make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 13 for a discussion of risks you should consider prior to tendering your old notes for exchange.

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2012.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the trustee has not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. We are not, and the trustee is not, making an offer of these securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the new notes.

i

In this prospectus, unless the context otherwise requires, references to “we,” “us,” “our” or “CSC” refer to The Charles Schwab Corporation, and references to the “Company” mean CSC and its majority-owned subsidiaries.

This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. Copies of this information are available without charge to any person to whom this prospectus is delivered, upon written or oral request. Written requests should be sent to:

The Charles Schwab Corporation Office of the Corporate Secretary 211 Main Street San Francisco, California 94105

Email: investor.relations@schwab.com

Oral requests should be made by telephoning (415) 667-1959.

In order to obtain timely delivery, you must request the information no later than five business days before the expiration date of the exchange offer.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains not only historical information but also “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimate,” “appear,” “aim,” “target,” “could,” and other similar expressions. In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances are forward-looking statements. While we are identifying certain forward-looking statements in this section, you should consider all uncertainties and risks throughout this prospectus and the documents incorporated by reference herein, including those referenced under the section titled “Risk Factors.”

These forward-looking statements, which reflect management’s beliefs, objectives, and expectations as of the date hereof or, in the case of any document incorporated by reference, the date of such document, are necessarily estimates based on the best judgment of the Company’s senior management. These statements relate to, among other things:

•	a trading market for the new notes;

•	the Company’s ability to pursue its business strategy;

•	the impact of legal proceedings and regulatory matters;

•	the impact of current market conditions on the Company’s results of operations;

•	sources of liquidity, capital, and level of dividends;

•	the expected impact of the Federal Reserve’s notices of proposed rulemakings;

•	target capital ratios;

•	capital expenditures;

•	the impact of changes in management’s estimates on the Company’s results of operations;

•	the impact of changes in the likelihood of indemnification and guarantee payment obligations on the Company’s results of operations;

•	the impact on the Company’s results of operations of recording stock option expense; and

•	the launch of the home equity line of credit portion of Charles Schwab Bank’s co-branded loan origination program with Quicken Loans, Inc.

Achievement of the expressed beliefs, objectives and expectations described in these statements is subject to certain risks and uncertainties that could cause actual results to differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or, in the case of documents incorporated by reference, as of the date of those documents.

Important factors that may cause actual results to differ include, but are not limited to:

•	changes in general economic and financial market conditions;

•	changes in revenues and profit margin due to changes in interest rates;

•	adverse developments in litigation or regulatory matters;

•	the extent of any charges associated with litigation and regulatory matters;

•	amounts recovered on insurance policies;

•	the Company’s ability to attract and retain clients and grow client assets and relationships;

•	the Company’s ability to develop and launch new products, services and capabilities in a timely and successful manner;

•	fluctuations in client asset values due to changes in equity valuations;

•	the Company’s ability to monetize client assets;

•	the performance or valuation of securities available for sale and securities held to maturity;

•	trading activity;

•	the level of interest rates, including yields available on money market mutual fund eligible instruments;

•	the adverse impact of financial reform legislation and related regulations;

•	the amount of loans to the Company’s brokerage and banking clients;

•	the level of the Company’s stock repurchase activity;

•	the level of brokerage client cash balances and deposits from banking clients;

•	the availability and terms of external financing;

•	capital needs;

•	acquisition integration costs;

•	level of expenses;

•	the timing and impact of changes in the Company’s level of investments in software, equipment, and leasehold improvements;

•	potential breaches of contractual terms for which the Company has indemnification and guarantee obligations; and

•	CSC’s ability to maintain favorable ratings from rating agencies.

You should refer to the “Risk Factors” section of this prospectus and to CSC’s periodic and current reports filed with the Commission for specific risks which would cause actual results to be significantly different from those expressed or implied by these forward-looking statements. In particular, certain of these factors, as well as general risk factors affecting CSC and its subsidiaries, are discussed in greater detail in “Item 1A—Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in this prospectus.

SUMMARY

This summary highlights selected information contained in, or incorporated by reference into, this prospectus and does not contain all of the information that you should consider in making your decision to tender your old notes in this exchange offer. We encourage you to read this prospectus in its entirety, including the documents incorporated by reference herein, especially the risks relevant to investing in our new notes discussed under “Risk Factors” contained herein and under “Item 1A. Risk Factors” beginning on page 7 of our Annual Report on Form 10-K for the year ended December 31, 2011 (incorporated by reference herein), as well as the consolidated financial statements and notes to those consolidated financial statements incorporated by reference herein. In addition, certain statements include forward-looking information that involves risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

The Charles Schwab Corporation

CSC, headquartered in San Francisco, California, was incorporated in 1986 and engages, through its subsidiaries (primarily located in San Francisco except as indicated), in securities brokerage, banking, and related financial services. At June 30, 2012, CSC had $1.80 trillion in client assets, 8.7 million active brokerage accounts, 1.52 million corporate retirement plan participants, and 822,000 banking accounts.

Significant business subsidiaries of CSC include:

•

Charles Schwab & Co., Inc. (“Schwab”), which was incorporated in 1971, is a securities broker-dealer with over 300 domestic branch offices in 45 states, as well as a branch in each of the Commonwealth of Puerto Rico and London, U.K., and serves clients in Hong Kong through one of CSC’s subsidiaries;

•	Charles Schwab Bank (“Schwab Bank”), which commenced operations in 2003, is a federal savings bank located in Reno, Nevada; and

•

Charles Schwab Investment Management, Inc., which is the investment advisor for Schwab’s proprietary mutual funds, which are referred to as the Schwab Funds®, and for Schwab’s exchange-traded funds, which are referred to as the Schwab ETFs™.

The Company offers a broad range of products to address individuals’ varying investment and financial needs. Examples of these product offerings include:

•

Brokerage—an array of brokerage accounts including some with check-writing features, debit card, and billpay; individual retirement accounts; retirement plans for small to large businesses; 529 college savings accounts; designated brokerage accounts; equity incentive plan accounts; and margin loans, as well as access to fixed income securities, equity and debt offerings, options, and futures;

•

Banking—checking accounts linked to brokerage accounts, savings accounts, certificates of deposit, demand deposit accounts, first mortgages, home equity lines of credit, and personal loans collateralized by securities;

•	Trust—trust custody services, personal trust reporting services, and administrative trustee services;

•	Advice solutions—separately managed accounts, customized personal advice for tailored portfolios, and specialized planning and full-time portfolio management;

•

Mutual funds—third-party mutual funds through Mutual Fund Marketplace®, including no-load mutual funds through the Mutual Fund OneSource® service, proprietary mutual funds from two fund families —Schwab Funds® and Laudus Funds®, other third-party mutual funds, and mutual fund trading and clearing services to broker-dealers; and

•	Exchange-traded funds (ETFs)—third-party and proprietary ETFs, as well as separately managed portfolios of ETFs.

These products, and the Company’s full array of investing services, are made available through its two segments—Investor Services and Institutional Services.

Investor Services

Through the Investor Services segment, the Company provides retail brokerage and banking services to individual investors.

The Company offers research, analytic tools, performance reports, market analysis, and educational material to all clients. Clients looking for more guidance have access to online portfolio planning tools, professional advice from Schwab’s portfolio consultants who can help develop an investment strategy and carry out investment and portfolio management decisions, as well as a range of fully delegated managed solutions that provide ongoing portfolio management.

Institutional Services

Through the Institutional Services segment, Schwab provides custodial, trading, technology, practice management, trust asset, and other support services to independent investment advisors (IAs). To attract and serve IAs, Institutional Services has a dedicated sales force and service teams assigned to meet their needs.

The Institutional Services segment also provides retirement plan recordkeeping and related services, retirement plan trust and custody services, specialty brokerage services, and mutual fund clearing services, and supports the availability of Schwab proprietary investment funds on third-party platforms. The Company serves a range of employer sponsored plans: equity compensation plans, defined contribution plans, defined benefit plans, nonqualified deferred compensation plans and other employee benefit plans.

CSC’s common stock is listed and traded on The New York Stock Exchange under the symbol “SCHW.”

CSC’s principal executive office is located at 211 Main Street, San Francisco, California 94105 and CSC’s telephone number is (415) 667-7000. CSC’s corporate Internet website is www.aboutschwab.com. CSC’s website address is included as an inactive textual reference only, and the information contained on CSC’s website is not incorporated by reference and does not form a part of this prospectus.

Recent Developments

The following financial information for the three and nine months ended September 30, 2012, is consistent with the information provided in the Company’s press release dated October 15, 2012 and furnished to the Commission on Form 8-K. The information is subject to change for subsequent events occurring prior to the date of the filing of the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2012, if and to the extent such change is required under generally accepted accounting principles.

Consolidated Statements of Income

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net Revenues
Asset management and administration fees	$524	$466	$1,504	$1,470
Interest revenue	478	487	1,447	1,464
Interest expense	(39)	(44)	(116)	(134)

Net interest revenue	439	443	1,331	1,330
Trading revenue	204	248	666	694
Other	42	45	209	119
Provision for loan losses	(10)	(8)	(14)	(13)
Net impairment losses on securities (1)	(3)	(13)	(28)	(22)

Total net revenues	1,196	1,181	3,668	3,578

Expenses Excluding Interest
Compensation and benefits	442	423	1,353	1,290
Professional services	98	104	287	288
Occupancy and equipment	77	78	233	222
Advertising and market development	49	48	173	159
Communications	53	56	166	166
Depreciation and amortization	50	39	146	107
Class action litigation and regulatory reserve	—	—	—	7
Other	66	73	204	199

Total expenses excluding interest	835	821	2,562	2,438

Income before taxes on income	361	360	1,106	1,140
Taxes on income	114	140	389	439

Net Income	247	220	717	701

Preferred stock dividends	9	—	23	—

Net Income Available to Common Stockholders	$238	$220	$694	$701

Weighted-Average Common Shares Outstanding—Diluted	1,275	1,229	1,274	1,216

Earnings Per Common Share — Basic	$.19	$.18	$.54	$.58
Earnings Per Common Share — Diluted	$.19	$.18	$.54	$.57

(1)

Net impairment losses on securities include total other-than-temporary impairment losses of $1 million and $2 million, net of $(2) million and $(11) million recognized in other comprehensive income, for the three months ended September 30, 2012 and 2011, respectively. Net impairment losses on securities include total other-than-temporary impairment losses of $15 million and $13 million, net of $(13) million and $(9) million recognized in other comprehensive income, for the nine months ended September 30, 2012 and 2011, respectively.

Financial and Operating Highlights

(Unaudited)

	Q3-12 % change		2012			2011
(In millions, except per share amounts and as noted)	vs. Q3-11	vs. Q2-12	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Net Revenues
Asset management and administration fees	12%	6%	$524	$496	$484	$458	$466
Net interest revenue	(1%)	(4%)	439	458	434	395	443
Trading revenue	(18%)	(7%)	204	219	243	233	248
Other (1)	(7%)	(65%)	42	121	46	41	45
Provision for loan losses	25%	150%	(10)	(4)	—	(5)	(8)
Net impairment losses on securities	(77%)	(57%)	(3)	(7)	(18)	(9)	(13)

Total net revenues	1%	(7%)	1,196	1,283	1,189	1,113	1,181

Expenses Excluding Interest
Compensation and benefits	4%	(1%)	442	446	465	442	423
Professional services	(6%)	5%	98	93	96	99	104
Occupancy and equipment	(1%)	(4%)	77	80	76	79	78
Advertising and market development	2%	(14%)	49	57	67	69	48
Communications	(5%)	(4%)	53	55	58	54	56
Depreciation and amortization	28%	4%	50	48	48	48	39
Other	(10%)	(8%)	66	72	66	70	73

Total expenses excluding interest	2%	(2%)	835	851	876	861	821

Income before taxes on income	—	(16%)	361	432	313	252	360
Taxes on income (2)	(19%)	(27%)	114	157	118	89	140

Net Income	12%	(10%)	$247	$275	$195	$163	$220

Preferred stock dividends	N/M	(36%)	9	14	—	—	—

Net Income Available to Common Stockholders	8%	(9%)	$238	$261	$195	$163	$220

Basic earnings per common share	6%	(5%)	$.19	$.20	$.15	$.13	$.18
Diluted earnings per common share	6%	(5%)	$.19	$.20	$15	$.13	$.18
Dividends declared per common share	—	—	$.06	$.06	$.06	$.06	$.06
Weighted-average common shares outstanding — diluted	4%	—	1,275	1,274	1,273	1,271	1,229

Performance Measures
Pre-tax profit margin			30.2%	33.7%	26.3%	22.6%	30.5%
Return on average common stockholders’ equity (annualized) (3)			11%	13%	10%	8%	12%

Financial Condition (at quarter end, in billions)
Cash and investments segregated	(7%)	10%	$25.0	$22.7	$26.9	$26.0	$27.0
Receivables from brokerage clients	7%	(1%)	$11.9	$12.0	$11.2	$11.1	$11.1
Loans to banking clients	4%	3%	$10.1	$9.8	$9.8	$9.8	$9.7
Total assets	14%	5%	$117.7	$111.8	$111.5	$108.6	$102.9
Deposits from banking clients	27%	4%	$68.8	$66.3	$62.3	$60.9	$54.1
Payables to brokerage clients	(5%)	9%	$34.8	$31.8	$36.4	$35.5	$36.6
Long-term debt	(10%)	(10%)	$1.8	$2.0	$2.0	$2.0	$2.0
Stockholders’ equity (4)	23%	4%	$9.5	$9.1	$8.3	$7.7	$7.7

Other
Full-time equivalent employees (at quarter end, in thousands)	(2%)	(1%)	13.6	13.7	14.0	14.1	13.9
Annualized net revenues per average full-time equivalent employee (in thousands)	1%	(5%)	$352	$372	$340	$316	$350
Capital expenditures — cash purchases of equipment, office facilities, and property, net (in millions)	(39%)	6%	$33	$31	$34	$55	$54

Clients’ Daily Average Trades (in thousands)
Revenue trades (5)	(19%)	(8%)	261.5	285.2	318.4	307.4	323.1
Asset-based trades (6)	(11%)	(11%)	45.2	50.6	53.7	45.9	50.6
Other trades (7)	(6%)	(4%)	95.7	99.8	104.1	106.3	101.7

Total	(15%)	(8%)	402.4	435.6	476.2	459.6	475.4

Average Revenue Per Revenue Trade (5)	3%	2%	$12.44	$12.15	$12.35	$12.21	$12.04

(1)	Includes a pre-tax gain of $70 million relating to a confidential resolution of a vendor dispute in the second quarter of 2012.

(2)	Includes a non-recurring state tax benefit of $20 million in the third quarter of 2012.
(3)	Return on average common stockholders’ equity is calculated using net income available to common stockholders divided by average common stockholders’ equity.
(4)

In the second quarter and first quarter of 2012, the Company issued non-cumulative perpetual preferred stock, Series B, for a total liquidation preference of $485 million and non-cumulative perpetual preferred stock, Series A, with a total liquidation preference of $400 million, respectively.

(5)	Includes all client trades that generate either commission revenue or revenue from principal markups (i.e., fixed income); also known as DART.
(6)	Includes eligible trades executed by clients who participate in one or more of the Company’s asset-based pricing relationships.
(7)	Includes all commission free trades, including Schwab Mutual Fund OneSource® funds and ETFs, and other proprietary products.
N/M	Not meaningful.

SUMMARY OF THE EXCHANGE OFFER

The old notes were initially issued on August 27, 2012 and August 29, 2012 in a private offering pursuant to Rule 144A and Regulation S under the Securities Act in which notes issued by CSC in 2009 and due in 2014 were exchanged for the old notes and cash.

Old Notes	3.225% Notes due 2022, which were issued on August 27, 2012 and August 29, 2012.

New Notes	3.225% Notes due 2022, the issuance of which has been registered under the Securities Act. The terms of the new notes are substantially identical to those of the old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

Exchange Offer for Notes	We are offering to issue up to $256,405,000 aggregate principal amount of the new notes in exchange for a like principal amount of the old notes to satisfy our obligations under the registration rights agreement that was executed on the date of initial issuance of the old notes. Old notes tendered must be in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Expiration Date; Tenders	The exchange offer will expire at 5:00 p.m., New York City time, on , 2012, unless extended in our sole and absolute discretion. By tendering your old notes, you represent to us that:

•	you are not our “affiliate,” as defined in Rule 405 under the Securities Act;

•	any new notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;

•	neither you nor anyone receiving new notes from you, has any arrangement or understanding with any person to participate in a distribution, as defined in the Securities Act, of the new notes; or

•

if you are a broker-dealer, you will receive the new notes for your own account in exchange for old notes that were acquired by you as a result of your market-making or other trading activities and you will deliver a prospectus in connection with any resale of the new notes you receive. For further information regarding resales of the new notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”

You will not be entitled to participate in the exchange offer if you are not able to make the representations set forth above.

Withdrawal; Non-Acceptance

You may withdraw any old notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on                    , 2012 (the “expiration date”). If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of the old notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company (“DTC”), any withdrawn or unaccepted old notes will be credited to the tendering holder’s account at DTC. For further information regarding the withdrawal of tendered old notes, see “The Exchange Offer—Terms of the Exchange Offer; Period for Tendering Old Notes” and the “The Exchange Offer—Withdrawal Rights.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. See the discussion below under the caption “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering the Old Notes	You must do one of the following on or prior to the expiration of the exchange offer to participate in the exchange offer:

•

tender your old notes by sending the certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to the Bank of New York Mellon Trust Company, N.A. as exchange agent, at the address listed below under the caption “The Exchange Offer—Exchange Agent;” or

•

tender your old notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, the Bank of New York Mellon Trust Company, N.A., as exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent’s account at DTC prior to the expiration of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, see the discussion below under the caption “The Exchange Offer—Book-Entry Transfers.”

Special Procedures for Beneficial Owners	If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name the old notes are registered.

Certain Material U.S. Federal Income Tax Considerations	The exchange of the old notes for new notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion under the caption “Certain Material U.S. Federal Income Tax Considerations” for more information regarding the tax consequences to you of the exchange offer.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption “The Exchange Offer—Exchange Agent.”

Resales	Except as indicated in this prospectus, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new notes if:

•	you are our “affiliate,” as defined in Rule 405 under the Securities Act;

•	you are a broker-dealer who purchased old notes directly from us other than as a result of market-making activities or other trading activities;

•	you are not acquiring the new notes in the exchange offer in the ordinary course of your business; or

•

you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes you will receive in the exchange offer.

Our belief is based on existing interpretations of the Securities Act by the staff of the Commission set forth in several no-action letters to third-parties. We do not intend to seek a no-action letter, and there is no assurance that the staff of the Commission would make a similar determination with respect to the exchange of the new notes. We do not assume, or indemnify holders against, such liability. If you are an affiliate of ours, not acquiring the new notes in ordinary course of your business, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the new notes or you are a broker-dealer who purchased old notes directly from us other than as a result of market-making activities or other trading activities:

•	you cannot rely on the applicable interpretations of the staff of the Commission; and

•	you must comply with the registration requirements of the Securities Act in connection with any resale transaction; and

•	you will not be entitled to participate in the exchange offer.

Each broker-dealer that receives new notes for its own account in exchange for old notes that were acquired by the broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of new notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days following the consummation of this exchange offer, we will use commercially reasonable efforts to make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” for more information.

Registration Rights Agreement	On the date of the initial issuance of the old notes, we entered into a registration rights agreement for the benefit of all of the holders of the old notes. Under the terms of the registration rights agreement, we agreed to use our commercially reasonable efforts to file with the Commission a registration statement relating to an offer to exchange the old notes for substantially similar notes.

If we do not, among other things, cause such registration statement to become effective no later than 270 days after August 29, 2012 (unless the registration statement is reviewed by the Commission, in which case within 330 days after August 29, 2012), the interest rate borne by the old notes will be increased at a rate of 0.25% per annum, plus an additional 0.25% per annum from and during any period in which such event has continued for more than 90 calendar days (but shall not exceed 0.50% per annum) until the registration default is no longer continuing. In no event will the additional interest on the new notes exceed 0.50% per year.

Under some circumstances set forth in the registration rights agreement, holders of old notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell new notes received in the exchange offer, may require us to file and cause to become effective, a shelf registration statement covering resales of the old notes by these holders.

A copy of the registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. See “Description of the New Notes—Registration Rights and Additional Interest.”

Consequences of Failing to Exchange Old Notes

All untendered old notes will remain subject to the restrictions on transfer provided for in the old notes and in the indenture. Generally, the old notes that are not exchanged for new notes pursuant to the exchange offer will remain restricted securities and may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Other than in connection with the exchange offer, we do not currently anticipate that we will register the old notes under the Securities Act. Under some circumstances, however, holders of the old notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell new notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of old notes by these holders. For more information regarding the consequences of not tendering your old notes and our obligation to file a shelf registration statement, see “The Exchange Offer—Consequences of Failing to Exchange Old Notes” and “Description of the New Notes—Registration Rights and Additional Interest.”

SUMMARY DESCRIPTION OF THE NEW NOTES

The terms of the new notes and those of the outstanding old notes are substantially identical, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. For a more complete understanding of the new notes, see “Description of the New Notes.”

Issuer	The Charles Schwab Corporation.

Securities	Up to $256,405,000 aggregate principal amount 3.225% Notes due 2022.

Stated Maturity Date	September 1, 2022.

Interest Rate	3.225% per annum, payable semi-annually in arrears.

Interest Payment Dates	Interest will accrue from, and including, August 27, 2012 and will be payable semi-annually on March 1 and September 1, commencing on March 1, 2013.

Ranking	The new notes will be unsecured obligations of CSC and will rank equally in right of payment with all other unsecured senior debt of CSC.

Optional Redemption	We may redeem the new notes at any time prior to maturity, in whole or in part, at the make-whole redemption price, as described under “Description of the New Notes—Optional Redemption of the Notes.”

Certain Covenants	The Senior Debt Indenture (as defined herein) under which the new notes will be issued contains covenants that impose conditions on our ability to create liens on any capital stock of certain subsidiaries.

Form and Denomination	The new notes will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. We will issue the new notes in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC. See “Description of the New Notes—Form, Exchange and Transfer.”

Listing	We do not intend to list the new notes on any securities exchange or in any automated dealer quotation system.

Absence of an Established Market	The new notes generally will be freely transferable but there is currently no established market for them. Accordingly, a market for the new notes may not develop, or if a market does develop, it may not provide adequate liquidity.

Governing Law	The new notes and the Senior Debt Indenture governing the new notes will be governed by the laws of the State of California.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Additional Notes	CSC may in the future from time to time, without notice to or consent of the holders of the new notes, create and issue additional notes having the same terms and conditions as the new notes in all respects, except for any differences in the issue date and price and interest accrued prior to the issue date of the additional notes. The new notes and any additional notes would rank equally and ratably and would be treated as a single class for all purposes under the Indenture, dated as of June 5, 2009 (the “Base Indenture”), as supplemented by the Third Supplemental Indenture dated as of August 27, 2012 (the “Third Supplemental Indenture” and, together with the Base Indenture, the “Senior Debt Indenture”), between CSC and the trustee. No additional notes may be issued if any event of default has occurred and is continuing with respect to the new notes.

Risk Factors	See “Risk Factors” beginning on page 13 for a discussion of factors that should be considered by holders of old notes before tendering their old notes in the exchange offer.

RISK FACTORS

An investment in the new notes involves risks. This prospectus does not describe all of those risks. Before exchanging any old notes for new notes, you should carefully consider the following risk factors, which are specific to the new notes being offered, as well as the risks and other information contained or incorporated by reference in this prospectus, including the discussion under “Item 1A—Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, as such discussion may be amended or updated in other reports filed by us with the Commission, including our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

Risks Related to the Exchange Offer and Holding the New Notes

Holders who fail to exchange their old notes will continue to be subject to restrictions on transfer.

If you do not exchange your old notes for new notes in the exchange offer, it may be difficult for you to sell your old notes because any old notes not exchanged will remain subject to the restrictions on transfer provided for under the Securities Act.

These restrictions on transfer of your old notes exist because we issued the old notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. Generally, the old notes that are not exchanged for new notes pursuant to the exchange offer will remain restricted securities and may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with this exchange offer, we do not intend to register the old notes under the Securities Act.

To the extent any old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes that remain outstanding after the exchange offer would be adversely affected due to a reduction in market liquidity. For further information regarding the consequences of tendering your old notes in the exchange offer, see the discussions below under the captions “The Exchange Offer—Consequences of Failing to Exchange Old Notes” and “Certain Material U.S. Federal Income Tax Considerations.”

You must comply with the exchange offer procedures in order to receive new, freely tradable new notes.

Delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

•

certificates for old notes or a book-entry confirmation of a book-entry transfer of old notes into the exchange agent’s account at DTC, New York, New York as depository, including an agent’s message if the tendering holder does not deliver a letter of transmittal;

•	a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees, or an agent’s message in lieu of the letter of transmittal; and

•	any other documents required by the letter of transmittal.

Therefore, holders of old notes who would like to tender old notes in exchange for new notes should allow enough time for the old notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but that we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See “The Exchange Offer—Procedures for Tendering Old Notes” and “The Exchange Offer—Consequences of Failing to Exchange Old Notes.”

An active trading market may not develop for the new notes, and you may not be able to resell your new notes.

The new notes are new securities and no market exists where you can resell them. We do not intend to apply to list the new notes on any securities exchange or in any automated dealer quotation system. We cannot assure you that any market for the new notes will develop or be sustained. If an active market does not develop or is not sustained, the market price and liquidity of the new notes may be adversely affected.

The consummation of the exchange offer may not occur.

We are not obligated to complete the exchange offer. The exchange offer is subject to the satisfaction of certain conditions, and subject to applicable law, we may extend, amend or terminate the exchange offer at any time before the expiration date and may, in our sole and absolute discretion, waive any of the conditions to the exchange offer. Even if the exchange offer is completed, it may not be completed on the schedule described in this prospectus. Accordingly, you may have to wait longer than expected to receive the new notes issuable pursuant to the exchange offer, during which time you will not be able to effect transfers of your old notes tendered in the exchange offer.

You may be required to comply with the registration and prospectus delivery requirements of the Securities Act.

If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, a broker-dealer that purchased old notes for its own account as part of market-making or trading activities must deliver a prospectus when it sells the new notes it receives in exchange for old notes in the exchange offer. Our obligation to keep the registration statement of which this prospectus forms a part effective is limited. Accordingly, we cannot guarantee that a current prospectus will be available at all times to such broker-dealers wishing to resell their new notes.

CSC’s credit ratings may not reflect all risks of an investment in the new notes.

Real or anticipated changes in CSC’s credit ratings will generally affect any trading market, if any, for, or trading value of, your new notes. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the new notes and the suitability of investing in the new notes in light of your particular circumstances.

The new notes will not be guaranteed by any of CSC’s subsidiaries. The new notes will be structurally subordinated to the debt and other liabilities of CSC’s subsidiaries, which means that creditors of CSC’s subsidiaries will be paid from their assets before holders of the new notes would have any claims to those assets.

The new notes will be obligations of CSC only and will not be guaranteed by any of its subsidiaries. The new notes will be structurally subordinated to all debt and other liabilities of CSC’s subsidiaries (including liabilities to trade creditors), which means that creditors of CSC’s subsidiaries will be paid from their assets before holders of the new notes would have any claims to those assets.

The price at which you will be able to sell your new notes prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invest.

CSC believes that the value of the new notes in any secondary market will be affected by the supply and demand of the new notes, the interest rate and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what CSC expects to be the impact on the market value of the new notes of a change in a specific factor, assuming all other conditions remain constant.

United States Interest Rates. CSC expects that the market value of the new notes will be affected by changes in United States interest rates. In general, if United States interest rates increase, the market value of the new notes may decrease.

CSC’s Credit Rating, Financial Condition and Results. Actual or anticipated changes in CSC’s credit ratings or financial condition or results may affect the market value of the new notes.

CSC wants you to understand that the impact of one of the factors above, such as an increase in United States interest rates, may offset some or all of any change in the market value of the new notes attributable to another factor, such as an improvement in CSC’s credit rating.

There are limited covenants in the Senior Debt Indenture.

Neither CSC nor any of its subsidiaries is restricted from incurring additional debt or other liabilities, including additional senior debt, under the Senior Debt Indenture. If CSC incurs additional debt or liabilities, its ability to pay its obligations on the new notes could be adversely affected. CSC expects that it will from time to time incur additional debt and other liabilities. In addition, CSC is not restricted under the Senior Debt Indenture from granting security interests over its assets, except to the extent described under “Description of the New Notes—Limitations on Liens,” or from paying dividends or issuing or repurchasing its securities.

In addition, there are no financial covenants in the Senior Debt Indenture. You are not protected under the Senior Debt Indenture in the event of a highly leveraged transaction, reorganization, a default under CSC’s existing indebtedness, restructuring, merger or similar transaction that may adversely affect you, except to the extent described under “Description of the New Notes—Merger, Consolidation, Sale, Lease or Conveyance.”

Redemption may adversely affect your return on the New Notes.

CSC has the right to redeem some or all of the new notes prior to maturity, as described under “Description of the New Notes—Optional Redemption of the Notes.” CSC may redeem the new notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the new notes.

SELECTED HISTORICAL FINANCIAL DATA

The following table presents our selected historical consolidated financial data. The consolidated statement of income data for each of the years in the three-year period ended December 31, 2011 and the consolidated balance sheet data as of December 31, 2011 and 2010 have been derived from our audited consolidated financial statements incorporated by reference herein. The consolidated statement of income data for the years ended December 31, 2008 and 2007 and the consolidated balance sheet data as of December 31, 2009, 2008 and 2007 have been derived from the audited consolidated financial statements not included or incorporated by reference herein.

The selected historical consolidated financial data presented below should be read in conjunction with our audited consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 17 of our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in this prospectus. Our audited consolidated financial information may not be indicative of our future performance.

Selected Financial and Operating Data

(in millions except per share amounts, ratios, or as noted)

For the year ended December 31,	2011	2010	2009	2008	2007
Results of Operations
Net revenues	$4,691	$4,248	$4,193	$5,150	$4,994
Expenses excluding interest	$3,299	$3,469	$2,917	$3,122	$3,141
Income from continuing operations	$864	$454	$787	$1,230	$1,120
Net income (1)	$864	$454	$787	$1,212	$2,407
Income from continuing operations per share — basic	$.70	$.38	$.68	$1.07	$.93
Income from continuing operations per share — diluted	$.70	$.38	$.68	$1.06	$.92
Basic earnings per share (1, 2)	$.70	$.38	$.68	$1.06	$1.98
Diluted earnings per share (1, 2)	$.70	$.38	$.68	$1.05	$1.96
Dividends declared per common share	$.24	$.24	$.24	$.22	$.20
Special dividend declared per common share	$—	$—	$—	$—	$1.00
Weighted-average common shares outstanding — diluted	1,229	1,194	1,160	1,157	1,222
Asset management and administration fees as a percentage of net revenues	41%	43%	45%	46%	47%
Net interest revenue as a percentage of net revenues	37%	36%	30%	33%	33%
Trading revenue as a percentage of net revenues (3)	20%	20%	24%	21%	17%
Effective income tax rate	37.9%	41.7%	38.3%	39.3%	39.6%
Capital expenditures — purchases of equipment, office facilities, and property, net	$190	$127	$139	$194	$168
Capital expenditures, net, as a percentage of net revenues	4%	3%	3%	4%	3%

Performance Measures
Net revenue growth (decline)	10%	1%	(19%)	3%	16%
Pre-tax profit margin	29.7%	18.3%	30.4%	39.4%	37.1%
Return on stockholders’ equity	12%	8%	17%	31%	55%

Financial Condition (at year end)
Total assets	$108,553	$92,568	$75,431	$51,675	$42,286
Long-term debt	$2,001	$2,006	$1,512	$883	$899
Stockholders’ equity	$7,714	$6,226	$5,073	$4,061	$3,732
Assets to stockholders’ equity ratio	14	15	15	13	11
Long-term debt to total financial capital (long-term debt plus stockholders’ equity)	21%	24%	23%	18%	19%

Employee Information
Full-time equivalent employees (at year end, in thousands)	14.1	12.8	12.4	13.4	13.3
Net revenues per average full-time equivalent employee (in thousands)	$350	$337	$338	$383	$387

Note: Information is presented on a continuing operations basis unless otherwise noted.

(1)	Net income in 2007 includes a gain of $1.2 billion, after tax, on the sale of U.S. Trust, which was presented as discontinued operations.
(2)	Both basic and diluted earnings per share in 2008 and 2007 include discontinued operations.
(3)	Trading revenue includes commission and principal transaction revenues.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the issuance of the old notes. We will not receive any cash proceeds from the exchange offer. Any old notes that are validly tendered and accepted for exchange by us pursuant to the exchange offer will be retired and cancelled.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends for the five fiscal years ended December 31, 2011 and the six months ended June 30, 2012 are set forth below (dollar amounts in millions):

	Six Months Ended June 30,	Year Ended December 31,
	2012	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges (1)	7.7	6.9	4.1	6.0	8.0	3.7

Ratio of earnings to fixed charges, excluding deposits from banking clients and payables to brokerage clients interest expense (2)	9.3	9.1	6.3	9.9	16.7	17.4

Ratio of earnings to fixed charges and preferred stock dividends (1), (3)	6.4	6.9	4.1	6.0	8.0	3.7

Ratio of earnings to fixed charges and preferred stock dividends, excluding deposits from banking clients and payables to brokerage clients interest expense(2), (3)	7.5	9.1	6.3	9.9	16.7	17.4

(1)	The ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends are calculated in accordance with the requirements of the Commission. For such purposes, “earnings” consist of earnings from continuing operations before taxes on earnings and fixed charges. “Fixed charges” consist of interest expense and one-third of rental expense, which is estimated to be representative of the interest factor.

(2)	Because interest expense incurred in connection with both deposits from banking clients and payables to brokerage clients is completely offset by interest revenue on related investments and loans, the Company considers such interest to be an operating expense. Accordingly, the ratio of earnings to fixed charges, excluding deposits from banking clients and payables to brokerage clients interest expense, and the ratio of earnings to fixed charges and preferred stock dividends, excluding deposits from banking clients and payables to brokerage clients interest expense, reflect the elimination of such interest expense as a fixed charge.

(3)	The preferred stock dividend amounts used in the computation of ratios of earnings to fixed charges and preferred stock dividends and earnings to fixed charges and preferred stock dividends, excluding deposits from banking clients and payables to brokerage clients interest expense, represent the pre-tax earnings that would be required to pay the dividends on outstanding preferred stock. The Company did not have any outstanding preferred stock for the years ended December 31, 2007 to 2011.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

On August 27, 2012, we entered into a registration rights agreement for the benefit of all of the holders of the old notes. Under the terms of the registration rights agreement, we agreed to use our commercially reasonable efforts to file with the Commission a registration statement relating to an offer to exchange the old notes for substantially similar notes. Upon the effectiveness of the registration statement, we will offer to the holders of the old notes, who are able to make certain representations set forth in this prospectus, the opportunity to exchange their old notes for new notes.

The form and terms of the new notes will be substantially identical to the form and terms of the old notes, except the new notes:

•	will be registered under the Securities Act; and

•	will not bear legends restricting their transfer.

The new notes will evidence the same debt as the old notes. The new notes will be issued under and entitled to the benefits of the same Senior Debt Indenture that authorized the issuance of the old notes. See “Description of the New Notes.”

If you do exchange your old notes for new notes in the exchange offer, except as otherwise indicated in this prospectus, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new notes, and, to the extent described below, you will not be entitled to participate in the exchange offer if:

•	you are our “affiliate,” as defined in Rule 405 under the Securities Act;

•	you are a broker-dealer who purchased old notes directly from us other than as a result of market-making activities or other trading activities:

•	you are not acquiring the new notes in the exchange offer in the ordinary course of your business;

•	you have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes you will receive in the exchange offer.

Our belief is based on existing interpretations of the Securities Act by the staff of the Commission set forth in several no-action letters to third-parties. We do not intend to seek a no-action letter, and there is no assurance that the staff of the Commission would make a similar determination with respect to the exchange of the new notes. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of new notes and has no arrangement or understanding to participate in a distribution of new notes. If you are our affiliate, are engaged in or intend to engage in a distribution of the new notes, have any arrangement or understanding with respect to the distribution of the new notes you will receive in the exchange offer, or you are a broker-dealer who purchased old notes directly from us other than as a result of market-making activities or other trading activities, you may not rely on the applicable interpretations of the staff of the Commission, you will not be entitled to participate in the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the new notes. If you are a broker-dealer who purchased old notes directly from us as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes.

The exchange offer is not being made to holders of old notes in any jurisdiction where the exchange would not comply with the securities or blue sky laws of such jurisdiction. A copy of the registration rights agreement has been filed as an exhibit to the Current Report on Form 8-K we filed with the Commission on August 29, 2012, and is available from us upon request. See “Where You Can Find More Information.”

Terms of the Exchange Offer; Period for Tendering Old Notes

Subject to terms and conditions detailed in this prospectus, we will accept for exchange old notes which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used herein, the term “expiration date” means 5:00 p.m., New York City time, on                    , 2012. We may, however, in our sole and absolute discretion, extend the period of time during which the exchange offer is open. The term “expiration date” means the latest time and date to which the exchange offer is extended.

As of the date of this prospectus, $256,405,000 aggregate principal amount of the old notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date hereof, to all holders of old notes known to us.

We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any old notes, by giving oral or written notice of such extension to the holders thereof as described below. During any such extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Old notes tendered in the exchange offer must be in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes, upon the occurrence of any of the conditions of the exchange offer specified under “—Conditions to the Exchange Offer.” We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Old Notes

The tender to us of old notes by you as set forth below and our acceptance of the old notes will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender old notes for exchange pursuant to the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal or, in the case of a book-entry transfer, an agent’s message in lieu of such letter of transmittal, to the Bank of New York Mellon Trust Company, N.A., as exchange agent, at the address set forth below under “—Exchange Agent” on or prior to the expiration date. In addition, either:

•	certificates for such old notes must be received by the exchange agent along with the letter of transmittal; or

•

a timely confirmation of a book-entry transfer (a “book-entry confirmation”) of such old notes, if such procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer must be received by the exchange agent, prior to the expiration date, with the letter of transmittal or an agent’s message in lieu of such letter of transmittal.

The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or old notes should be sent to us.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

•	by a holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution (as defined below).

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agents Medallion Program (an “eligible institution”). If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole and absolute discretion, duly executed by the registered holder with the signature thereon guaranteed by an eligible institution.

We or the exchange agent in our sole and absolute discretion will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in our judgment or our counsel’s, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer). Our or the exchange agent’s interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the expiration date (including the letter of transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of old notes for exchange, and no one will be liable for failing to provide such notification.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, such old notes must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the old notes.

If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

By tendering old notes, you represent to us, among other things, that you are not our “affiliate,” as defined under Rule 405 under the Securities Act and that the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such new notes, whether or not such person is the holder. If you are a broker-dealer, you represent that you acquired the old notes in market-making activities or other trading activities. In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in, and does not intend to engage in, a distribution of the new notes.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.” The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See “—Conditions to the Exchange Offer.” For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

For each old note accepted for exchange, the holder of the old note will receive a new note having a principal amount equal to that of the surrendered old note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the old note surrendered in exchange therefor or, if no interest has been paid on the old note surrendered, from the date of its original issue.

In all cases, issuance of new notes for old notes that are accepted for exchange will be made only after timely receipt by the exchange agent of:

•	certificates for your old notes in proper form for transfer or a timely book-entry confirmation of such old notes into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message in lieu thereof; and

•	all other required documents.

If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder (or, in the case of old notes tendered by book entry transfer into the exchange agent’s account at DTC pursuant to the book-entry procedures described below, such non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer).

Book-Entry Transfers

For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the old notes at DTC within two business days after the date of this prospectus, unless the exchange agent has already established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of old notes may be effected through book-entry transfer at DTC, an agent’s message or the letter of transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under “—Exchange Agent” on or prior to the expiration date.

Withdrawal Rights

You may withdraw your tender of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date. To be effective, a written notice of withdrawal must be received by the exchange agent at the address set forth under “—Exchange Agent.” This notice must:

•	specify the name of the person having tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn (including certificate number or numbers and the principal amount of such old notes);

•	contain a statement that the holder is withdrawing such holder’s election to have such old notes exchanged;

•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer to have the Trustee with respect to the old notes register the transfer of such old notes in the name of the person withdrawing the tender; and

•	specify the name in which such old notes are registered, if different from that of the depositor.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless such holder is an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

We or the exchange agent will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to such holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, such old notes will be credited to an account maintained with DTC for the old notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer). Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if any of the following events occur prior to acceptance of such old notes:

1.	the exchange offer violates any applicable law or applicable interpretation of the staff of the Commission; or

2.	there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree has been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission,

•

seeking to restrain or prohibit the making of the exchange offer or the exchange of old notes for new notes under the exchange offer or that might, directly or indirectly, be expected to prohibit, prevent, restrict or delay consummation of, or that might otherwise adversely affect in any manner, the exchange offer or the exchange of old notes for new notes under the exchange offer, or

•

that, in our reasonable judgment, could materially adversely affect our (or our subsidiaries’) business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects or impair the contemplated benefits to us of the exchange offer or the exchange of old notes for new notes under the exchange offer;

which in our reasonable judgment in any case, and regardless of the circumstances (including any action by us) giving rise to any such condition, makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our sole and absolute discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order is threatened or in effect with respect to the Registration Statement, of which this prospectus constitutes a part, or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

We have appointed the Bank of New York Mellon Trust Company, N.A. as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

The Bank of New York Mellon Trust Company, N.A., as Exchange Agent

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations—Reorganization Unit

111 Sanders Creek Parkway

East Syracuse, NY 13057

Attention: Christopher Landers

Telephone: 315-414-3362

Facsimile: 732-667-9408

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

The principal solicitation is being made by mail by the Bank of New York Mellon Trust Company, N.A., as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the Senior Debt Indenture. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates’ officers and regular employees and by persons so engaged by the exchange agent.

We will pay the cash expenses to be incurred in connection with the exchange offer, including the following:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	our accounting and legal fees; and

•	our printing and mailing costs.

Accounting Treatment

We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be expensed as incurred.

Consequences of Failing to Exchange Old Notes

If you do not exchange your old notes in the exchange offer, your old notes will continue to be subject to the restrictions on transfer described in the legend on the certificate for your old notes. Generally, the old notes that are not exchanged for new notes pursuant to the exchange offer will remain restricted securities and may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Other than in connection with the exchange offer, we do not currently anticipate that we will register the old notes under the Securities Act. Under some circumstances, however, holders of the old notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell new notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of old notes by these holders. For more information regarding our obligation to file a shelf registration statement, see “Description of the New Notes—Registration Rights and Additional Interest.”

DESCRIPTION OF THE NEW NOTES

The new notes will be issued under the Senior Debt Indenture. The following summary of certain provisions of the Senior Debt Indenture and the new notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Senior Debt Indenture and the new notes, including the definitions therein of certain terms. Whenever particular provisions of or terms defined in the Senior Debt Indenture are referred to, such provisions and defined terms are incorporated by reference as part of the statement made.

For purposes of this section, “new notes” and “notes” will be used interchangeably.

General

The new notes, together with any old notes that remain outstanding after the exchange offer, will be in an aggregate principal amount of $256,405,000. The new notes will be issued, and will be treated along with any old notes that remain outstanding after the exchange offer, as a single series of senior debt securities under the Senior Debt Indenture. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The notes will be represented by one or more permanent global certificates (each, a “global note”), deposited with, or on behalf of, DTC and registered in the name of Cede & Co. (DTC’s nominee). Payments of principal of, and interest on, the notes will be made in U.S. dollars. The notes will be senior unsecured obligations and will rank equally with all of CSC’s other unsecured senior debt, subject to statutory exceptions in the event of liquidation upon insolvency. CSC or its affiliates may, to the extent permitted by law, repurchase any notes in the open market or by tender offer at any price or by private agreement. Any notes repurchased by CSC or its affiliates may, at its option, be surrendered to the trustee for cancellation.

Payment at Maturity

The notes will mature on September 1, 2022. At maturity, you will receive an amount in cash equal to $1,000 per $1,000 principal amount of the notes you then hold, plus any accrued and unpaid interest. If the maturity date falls on a day that is not a business day, CSC will postpone the payment of principal and interest to the next succeeding business day, but the payment made on such date will be treated as being made on the date that the payment was first due and the holders of the notes will not be entitled to any further interest or other payments with respect to such postponement.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in Los Angeles, California or New York, New York are authorized or obligated by law or executive order to close.

Interest

The notes will bear interest at a rate per annum equal to 3.225%. Interest will be payable semi-annually in arrears on March 1 and September 1, commencing on March 1, 2013. Interest will be calculated on the basis of a 360-day year of twelve 30-day months.

If an interest payment date falls on a day that is not a business day, CSC will postpone the interest payment to the next succeeding business day, but the payment made on such date will be treated as being made on the date that the payment was first due and the holders of the notes will not be entitled to any further interest or other payments with respect to such postponement.

The interest payable on the notes on any interest payment date, subject to certain exceptions, will be paid to the person in whose name the notes are registered at the close of business on February 15 and August 15, whether or not a business day, next preceding the applicable interest payment date. Interest that CSC pays on the maturity date will be paid to the person to whom the principal will be payable.

Optional Redemption of the Notes

The notes are redeemable at any time and from time to time, in whole or in part, at CSC’s option, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each holder of notes to be redeemed, at a redemption price (the “make-whole redemption price”) equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; or

•

as determined by the Quotation Agent (as defined herein), the sum of the present values of the remaining scheduled payments of interest and principal thereon (exclusive of interest accrued and unpaid to, but not including, the redemption date) discounted to the redemption date on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate (as defined herein) plus 25 basis points, plus, in either case, accrued and unpaid interest to, but not including, the redemption date. However, if the redemption date is after a record date and on or prior to a corresponding interest payment date, the interest will be paid on the redemption date to the holder of record on the record date.

If the redemption date is not a business day, then CSC’s payment of the make-whole redemption price and accrued interest, if any, may be made on the next succeeding business day (and no interest will accrue for the period from and after such redemption date until the next succeeding business day except that, if such business day is in the next succeeding calendar year, such payment will be made on the immediately preceding business day with the same force and effect as if made on the redemption date).

“Comparable Treasury Issue” means the United States Treasury security or securities selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the arithmetic average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the arithmetic average of all such quotations for such redemption date.

“Primary Treasury Dealer” means a primary U.S. Government securities dealer in the United States of America.

“Quotation Agent” means the Reference Treasury Dealer that is selected by CSC to act as Quotation Agent in connection with an optional redemption, in addition to acting as a Reference Treasury Dealer; provided, however, that if such Reference Treasury Dealer ceases to be a Primary Treasury Dealer, CSC will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer” means (i) Citigroup Global Markets Inc. (or its successor) or any affiliate that is a Primary Treasury Dealer, (ii) Goldman, Sachs & Co. (or its successor) or any affiliate that is a Primary Treasury Dealer, (iii) a Primary Treasury Dealer that is selected by Wells Fargo Securities, LLC (or its successor) or any affiliate that is a Primary Treasury Dealer and (iv) up to two other Primary Treasury Dealers that are selected by CSC; provided, however, that if any of the foregoing or their affiliates cease to be a Primary Treasury Dealer, CSC will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

On and after the redemption date for the notes, interest will cease to accrue on the notes or any portion thereof called for redemption, unless CSC defaults in the payment of the make-whole redemption price and accrued interest, if any. On or before the redemption date for the notes, CSC will deposit with a paying agent, or the trustee, funds sufficient to pay the make-whole redemption price of and accrued and unpaid interest on such notes to be redeemed on such date.

If less than all of the notes are to be redeemed, the notes to be redeemed will be selected by the trustee and DTC by such method as the trustee deems appropriate; provided, however, that no notes of a principal amount of $1,000 or less shall be redeemed in part.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to, but not including, the redemption date.

Limitations on Liens

As long as any of the notes are outstanding, CSC will not, and will not permit any of its subsidiaries to, create, assume, incur or guarantee any indebtedness for borrowed money secured by a pledge, lien or other encumbrance on the voting securities of Charles Schwab & Co., Inc., Schwab Bank, Charles Schwab Investment Management, Inc., or Schwab Holdings, Inc., without securing the notes to the same extent. Schwab Holdings, Inc. is CSC’s wholly owned subsidiary that owns all of the common stock of Charles Schwab & Co., Inc. However, the Senior Debt Indenture permits liens on the voting stock of Charles Schwab & Co., Inc., Schwab Bank, Charles Schwab Investment Management, Inc., or Schwab Holdings, Inc. without securing the notes if the liens arise because of:

•	claims against CSC for taxes or other governmental charges that are not then due and delinquent, that CSC is contesting in good faith, or that are for less than $1 million;

•	legal proceedings that CSC is contesting in good faith or that involve claims against CSC for less than $1 million;

•	deposits to secure, or in place of, any surety, stay, appeal or customs bonds; or

•	any other reason if CSC’s Board of Directors determines that the lien will not materially detract from or interfere with the present value or control by CSC of the voting stock subject to the lien.

Merger, Consolidation, Sale, Lease or Conveyance

As long as the notes are outstanding, we will not be permitted to merge or consolidate with any other entity and will not be permitted to sell, lease or convey all or substantially all of our assets to any person, unless:

•

we are the continuing corporation or our successor or the person that acquires or leases all or substantially all of our assets is a corporation, association, company, limited liability company, joint-stock company or business trust organized under the laws of the United States or one of the states of the United States or the District of Columbia and the successor entity expressly assumes all of our obligations under the Senior Debt Indenture and the notes; and

•

immediately after any merger, consolidation, sale, lease or conveyance, we or our successor is not in default in the performance or observance of the covenants and conditions of the Senior Debt Indenture.

This covenant would not apply to a recapitalization transaction, a change of control of The Charles Schwab Corporation or a highly leveraged transaction unless the transaction or change of control is structured to include a merger or consolidation or a sale, lease or conveyance of all or substantially all of our assets. There are no covenants or other provisions in the Senior Debt Indenture requiring us to repurchase the notes or that would afford holders of the notes additional protection or economic benefits in the event of a recapitalization or a change of control of The Charles Schwab Corporation or a highly leveraged transaction.

Reports

We shall file with the trustee and with the Commission, and transmit to holders of the notes, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) at the times and in the manner provided in the Trust Indenture Act; provided that any such information, documents or reports required to be filed with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act shall be filed with the trustee within 15 days after the same is required to be filed with the Commission. Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of same shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of the covenants under the Indenture (as to which the trustee is entitled to rely exclusively on officers’ certificates by CSC).

Events of Default

An “Event of Default” will occur if:

•	we fail to pay when due any principal of the notes;

•	we fail to pay any interest on the notes within 30 days after the interest is due;

•	we fail to cure our default of any other covenant or agreement to which the notes is subject within 60 days after we receive written notice of the default; or

•	specified events of bankruptcy, insolvency or reorganization occur.

If an Event of Default, other than a default relating to our bankruptcy, insolvency or reorganization, occurs and continues, the trustee or the holders of 25% of the aggregate principal amount of all affected series of our debt securities, voting together as a single class, may require us to repay immediately the entire principal of the debt securities of all affected series and any accrued interest. For example, if an Event of Default relates to our failure to pay interest on two series of senior debt securities and we have issued ten series of outstanding senior debt securities, the holders of 25% of the two affected series, voting together as a single class, would have the right to require us to immediately repay the senior debt securities that are part of those two series. However, if the Event of Default were to affect all ten series, then 25% of all senior debt securities outstanding under the Base Indenture, as amended or supplemented from time to time, voting together as a single class, would have the right to require us to immediately repay all outstanding series of senior debt securities. If an Event of Default relating to our bankruptcy, insolvency or reorganization occurs, the entire principal of the affected debt securities will automatically become payable.

The holders of a majority of the aggregate principal amount of the debt securities of all affected series, voting together as a single class, can rescind any acceleration or waive any past default or Event of Default. However, they cannot waive certain defaults in payment of principal of, premium, if any, or interest on, any of the debt securities or any right of a holder to have a debt security converted into our common stock.

Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the Senior Debt Indenture at the request, order or direction of any holders, unless the holders offer the trustee protection from expenses and liability reasonably satisfactory to it, called an “indemnity.” If they provide this indemnity, the holders of a majority in principal amount of all affected series of debt securities, voting together as a single class, may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

A holder of a debt security may not institute any action against us under the Senior Debt Indenture unless:

•	the holder gives the trustee written notice that a default has occurred and is continuing;

•

the holders of at least 25% of the outstanding aggregate principal amount of all affected series, voting together as a single class, request that the trustee institute the action while offering the trustee an indemnity reasonably satisfactory to it;

•	the holders offer the trustee reasonable security or indemnity against the costs and liabilities to be incurred in complying with the request; and

•	the trustee fails to institute the action within 60 days after receiving the request.

Even if these conditions are met, the holder may not institute an action if holders of a majority in aggregate principal amount of all affected series, voting together as a single class, direct the trustee to take action inconsistent with the request of the holder desiring to institute action against us. Holders may institute an action for payment of overdue principal or interest or to enforce their rights to convert securities into our other securities without complying with the preceding conditions.

We are required to file annually with the trustee a certificate stating whether we are in default under any of the provisions of the Senior Debt Indenture, specifying any default that exists.

Discharge, Defeasance and Covenant Defeasance

We may be discharged from our obligations on the notes if we deposit enough money with the trustee to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the notes.

The Senior Debt Indenture contains a provision that permits us to elect either or both of the following:

•

We may elect to be discharged from all of our obligations, subject to limited exceptions, with respect to the notes then outstanding (“Legal Defeasance”). If we make this election, the holders of the notes will not be entitled to the benefits of the Senior Debt Indenture, except for the rights of holders to receive payments on notes or the registration of transfer and exchange of notes and replacement of lost, stolen or mutilated notes.

•

We may elect to be released from our obligations under some or all of any financial or restrictive covenants applicable to the notes to which the election relates and from the consequences of an event of default resulting from a breach of those covenants.

To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the notes. This amount may be made in cash and/or United States government obligations. As a condition to either of the above elections, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the action. In the case of Legal Defeasance, such opinion also must confirm that (a) we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or (b) since the original issuance of the notes, there has been a change in the applicable U.S. federal income tax law, that forms the basis of such opinion.

Modification of the Senior Debt Indenture

Without the consent of the holders of notes, we and the trustee may enter into supplemental indentures to:

•	document that a successor corporation has assumed our obligations;

•	add covenants or events of default for the protection of the holders of the notes;

•	cure any ambiguity or correct any inconsistency in the Senior Debt Indenture;

•	permit the facilitation of the defeasance and discharge of the securities;

•	establish the forms or terms of the notes;

•	provide for conversion rights;

•	provide for guarantees;

•	document the appointment of a successor trustee; or

•	other changes specified in the Senior Debt Indenture.

If the holders of a majority in principal amount of all affected series, voting together as a single class, consent, we and the trustee may add to, change or eliminate any of the provisions of the Senior Debt Indenture or modify in any way the rights of holders of the affected series. However, each affected holder must consent before we can:

•	extend the stated maturity of the principal;

•	reduce the amount of the principal;

•	reduce the rate or extend the time of payment of interest;

•	reduce any premium payable on redemption;

•	change the currency in which the notes are payable; or

•	reduce the percentage in principal amount required to consent to any of the foregoing actions.

Form, Exchange and Transfer

Except as set forth below, the global notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may be exchanged for notes in certificated form as described below. See “—Exchange of Book-Entry Notes for Certificated Notes.”

Transfer of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Transfer of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

You may have the notes broken into more notes of permitted smaller denominations or combined into fewer notes of larger denominations, as long as the total principal amount is not changed. This is called an “exchange.”

The entity performing the role of maintaining the list of registered direct holders is called the “security registrar.” It will also perform exchanges and transfers. You may exchange or transfer notes at the office of the security registrar.

You will not be required to pay a service charge to transfer or new notes, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

In the event of any partial redemption of notes, we will not be required to:

•

issue, register the transfer of, or exchange, any note during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any note selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

The trustee will act as the securities registrar and we will appoint an office or agency in New York City for you to transfer or new notes having New York as the place of payment.

Depositary Procedures

DTC has advised CSC that DTC is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between the participants through electronic book-entry changes in accounts of the participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and the indirect participants.

DTC has also advised CSC that, pursuant to procedures established by it,

(1)	upon deposit of the global notes, DTC will credit the accounts of participants designated by the beneficiaries with portions of the principal amount of the global notes; and

(2)	ownership of such interests in the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global notes).

All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such system.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons may be limited to that extent. Because DTC can act only on behalf of the participants, which in turn act on behalf of the indirect participants and certain banks, the ability of a person having beneficial interests in a global note to pledge such interests to persons or entities that do not participate in the DTC system or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the Senior Debt Indenture for any purpose.

Payments in respect of the principal of (and premium, if any) and interest on a global note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered holder under the Senior Debt Indenture. Under the terms of the Senior Debt Indenture, CSC and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither CSC nor the trustee nor any agent of CSC or the trustee has or will have any responsibility or liability for (1) any aspect or accuracy of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership or (2) any other matter relating to the actions and practices of DTC or any of the participants or the indirect participants.

CSC understands that DTC’s current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the trustee or CSC. None of CSC nor the trustee will be liable for any delay by DTC or any of the participants in identifying the beneficial owners of the notes, and CSC and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the global notes for all purposes.

Except for trades involving only Euroclear and Clearstream participants, interests in the global notes will trade in DTC’s same-day funds settlement system and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and the participants.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds. Transfers between accountholders in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the accountholders in DTC on the one hand and directly or indirectly through Euroclear or Clearstream accountholders, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear or Clearstream accountholders may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream accountholder purchasing an interest in a global note from an accountholder in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream accountholder to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

CSC understands that DTC will take any action permitted to be taken by a holder of notes only at the direction of one or more participants in whose account with DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if any of the events described under “Exchange of Book-Entry Notes for Certificated Notes” occurs, DTC reserves the right to exchange the global notes for legended notes in certificated form and to distribute such notes to its participants.

The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that CSC believes to be reliable, but CSC takes no responsibility for the accuracy thereof.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in global notes among accountholders in DTC and accountholders of Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at anytime. Neither CSC nor the trustee nor any agent of CSC or the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants, indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

A global note is exchangeable for definitive notes in registered certificated form if:

(1) DTC (i) has notified CSC that it is unwilling or unable to continue as depositary for the global note or (ii) has ceased to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered to act as depositary, in each case unless CSC has approved a successor depositary within 90 days;

(2) CSC in its sole and absolute discretion determines that the global note will be so exchangeable; or

(3) there shall have occurred and be continuing an event of default with respect to the notes.

Holders of an interest in a global note may receive certificated notes in accordance with DTC’s rules and procedures in addition to those provided for under the Senior Debt Indenture. Certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Notices

Notices to be given to holders of a global security will be given only in accordance with the policies of the depositary, as described in part under “Global Securities.” Notices to be given to holders of notes not in global form will be sent by mail to the address of the holder appearing in the trustee’s records. Indirect holders should consult their banks or brokers for information on how they will receive notice.

Governing Law

The notes and the Senior Debt Indenture will be governed by, and construed in accordance with, the laws of the State of California.

Trustee and Paying Agent

The trustee under the Senior Debt Indenture is The Bank of New York Mellon Trust Company, N.A.

Payment and Paying Agents. We will pay interest, principal and any other money due on the notes at payment offices that we designate. These offices are called paying agents. You must make arrangements to have your payment picked up at that office. We may also choose to pay interest by mailing checks to the address specified in the security register.

We will pay interest on the interest payment date to the holder of record at the close of business on February 15 and August 15, whether or not a business day, next preceding the applicable interest payment date, even if you no longer own the notes on the interest due date (the “regular record date”). Holders buying and selling notes must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the notes to pro rate interest fairly between buyer and seller. This pro-rated interest is called “accrued interest.”

All moneys paid by us to a paying agent for payment on any note which remain unclaimed for a period ending the earlier of:

•	10 business days prior to the date the money would be turned over to the applicable state; or

•	at the end of two years after such payment was due, will be repaid to us. Thereafter, the holder may look only to us for payment.

Indirect holders should consult their banks or brokers for information on how they will receive payment.

On the date of this prospectus, the agent for the payment, transfer and exchange of the notes is The Bank of New York Mellon Trust Company, N.A., acting through its corporate trust office at 111 Sanders Creek Parkway, East Syracuse, NY 13057, Attention: Christopher Landers. The Bank of New York Mellon Trust Company, N.A., acting in this capacity, is referred to as the “paying agent.”

Additional Notes

CSC may in the future from time to time, without notice to or consent of the holders of the notes, create and issue additional notes having the same terms and conditions as the notes exchanged by this prospectus in all respects, except for any differences in the issue date and price and interest accrued prior to the issue date of the additional notes; provided that no such additional notes may be issued unless such additional notes will be fungible for U.S. federal income tax purposes and securities law purposes with the notes offered hereby. The notes offered hereby and any additional notes would rank equally and ratably and would be treated as a single class for all purposes under the Senior Debt Indenture. No additional notes may be issued if any event of default has occurred and is continuing with respect to the notes.

Registration Rights and Additional Interest

We have filed the registration statement of which this prospectus forms a part and are conducting the exchange offer in accordance with our obligations under a registration rights agreement that was entered into on the initial issuance date of the old notes for the benefit of all of the holders of the old notes. Holders of the new notes will not be entitled to any registration rights with respect to the new notes.

If we do not, among other things, cause the registration statement to become effective within 270 days after August 29, 2012 (unless the registration statement is reviewed by the Commission, in which case within 330 days after August 29, 2012), the interest rate borne by the old notes will be increased at a rate of 0.25% per annum, plus an additional 0.25% per annum from and during any period in which such event has continued for more than 90 calendar days (but shall not exceed 0.50% per annum) until the registration default is no longer continuing. In no event will the additional interest on the old notes exceed 0.50% per year.

Under some circumstances set forth in the registration rights agreement, holders of old notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell new notes received in the exchange offer, may require us to file and cause to become effective, a shelf registration statement covering resales of the old notes by these holders.

A copy of the registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax consequences to beneficial owners of old notes whose old notes are validly tendered and accepted in the exchange offer and of certain material U.S. federal income tax consequences of the ownership and disposition of new notes received pursuant to the exchange offer. This summary does not address the tax consequences to beneficial owners of new notes that acquired such new notes other than pursuant to the exchange offer. This summary is based on U.S. federal income tax laws, regulations, rulings and judicial decisions now in effect, all of which are subject to change or differing interpretation, possibly with retroactive effect. The summary is limited to exchanging beneficial owners of old notes that have held the old notes, and will hold the new notes, as “capital assets” (generally, property held for investment) within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). The summary does not discuss all aspects of U.S. federal income taxation that might be relevant to a particular beneficial owner of old notes or new notes or to certain types of beneficial owners of old notes or new notes that might be subject to special tax rules (such as banks or other financial institutions, tax-exempt entities, insurance companies, regulated investment companies, S corporations, dealers in securities or currencies, traders in securities or currencies who elect to apply a mark to market method of accounting, U.S. expatriates, entities and arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes and partners and beneficial owners of such partnerships or other pass-through entities, beneficial owners that incurred or will incur indebtedness to purchase or carry the old notes or new notes, beneficial owners that hold the old notes or will hold the new notes as a position in a “straddle,” hedge, or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction or “U.S. Holders” (as defined herein) that have a “functional currency” other than the U.S. dollar). This summary does not address the U.S. federal alternative minimum tax consequences of the exchange offer and ownership of the new notes, nor does it discuss any state, local or non-U.S. tax considerations and any other non-income tax considerations (e.g. estate and gift tax) that may be applicable to particular beneficial owners.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds old notes or new notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Holders that are partnerships holding old notes or new notes (and partners in such partnerships) are urged to consult their tax advisors.

As used herein, a “U.S. Holder” means a beneficial owner of old notes or new notes that is, for U.S. federal income tax purposes, (a) a citizen or individual resident of the United States as determined for U.S. federal income tax purposes, (b) a corporation, or other entity classified as a corporation for such purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (c) an estate, the income of which is subject to U.S. federal income taxation regardless of the source of the income, or (d) a trust if (i) a court within the United States can exercise primary supervision over its administration and one or more “United States persons,” as defined in the Code, have the authority to control all of the substantial decisions of the trust, or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations promulgated under the Code (the “Treasury Regulations”).

As used herein, a “Non-U.S. Holder” means a beneficial owner of old notes or new notes that is neither a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) nor a U.S. Holder.

EACH HOLDER OF OLD NOTES SHOULD CONSULT ITS TAX ADVISOR REGARDING THE POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OF OLD NOTES AND THE OWNERSHIP OF NEW NOTES IF SUCH HOLDER VALIDLY TENDERS OLD NOTES IN THE EXCHANGE OFFER, INCLUDING THE EXTENT TO WHICH SUCH HOLDER’S INDIVIDUAL CIRCUMSTANCES MAY AFFECT THE GENERAL RESULTS OUTLINED HEREIN, AS WELL AS THE CONSEQUENCES OF THE TAX LAWS OF ANY NON-U.S., STATE OR LOCAL TAXING JURISDICTION.

General Considerations

The Exchange. The exchange of an old note for a new note pursuant to the exchange offer will not constitute a “significant modification” of the old note for U.S. federal income tax purposes and, accordingly, the new note received will be treated as a continuation of the old note in the hands of such holder. As a result, there will be no U.S. federal income tax consequences to a holder who exchanges an old note for a new note pursuant to the exchange offer and any such holder will have the same adjusted tax basis and holding period in the new note as it had in the old note immediately before the exchange.

U.S. Holders

Stated Interest. The stated interest on the new notes generally will be taxed as ordinary interest income that is included in the U.S. Holder’s gross income at the time it accrues or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. It is expected, and the remainder of this summary assumes, that the new notes will not be treated as issued with “original issue discount” for U.S. federal income tax purposes.

Market Discount on New Notes. If a U.S. Holder’s initial tax basis in the new notes (excluding any amount attributable to pre-issuance accrued interest on old notes issued on August 27, 2012 and August 29, 2012) is less than their stated principal amount, subject to a de minimis exception, the U.S. Holder will be treated as having acquired the new notes at a “market discount.” In such case, a U.S. Holder will be required to treat any principal payment on, or any gain realized on the sale, exchange or other disposition of, the new notes as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount accrued on the new notes and not previously included in income. Alternatively, a U.S. Holder may elect (with respect to the new notes and all other market discount obligations acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies) to include market discount in income currently as it accrues. This election, once made, may only be revoked with the consent of the Internal Revenue Service (the “IRS”). Market discount is considered to accrue ratably during the period from the date of acquisition to the maturity date of the new notes, unless a U.S. Holder elects to accrue market discount on the basis of a constant interest rate. Amounts includible in income as market discount generally are treated as ordinary interest income.

Bond Premium. If a U.S. Holder’s initial tax basis in the new notes (excluding any amount attributable to pre-issuance accrued interest on old notes issued on August 27, 2012 and August 29, 2012) is greater than its stated principal amount, such U.S. Holder will be treated as having acquired the new notes with “amortizable bond premium” equal in amount to such excess. A U.S. Holder may elect (with respect to the new notes and all of the U.S. Holder’s other taxable obligations with amortizable bond premium held on or acquired by such holder after the first day of the first taxable year to which such election applies) to amortize such premium using a constant yield method over the remaining term of the new notes and may offset interest income otherwise required to be included in respect of the new notes during any taxable year by the amortized amount of such excess for the taxable year. A U.S. Holder who elects to amortize bond premium must reduce its tax basis in the new notes by the amount of the premium so amortized. This election, once made, may only be revoked with the consent of the IRS. If a U.S. Holder does not elect to amortize any bond premium and holds the new notes to maturity, then, in general, the holder will recognize a capital loss equal to the amount of such premium when the new notes mature.

Sale, Exchange or Other Taxable Disposition of the New Notes. In general, a U.S. Holder’s sale, exchange or other taxable disposition of the new notes will result in gain or loss in an amount equal to the difference, if any, between the amount realized (excluding amounts attributable to accrued but unpaid interest, which would be treated as a payment of interest to the extent not previously included in the holder’s income) and the U.S. Holder’s adjusted tax basis in the new notes immediately before the sale, exchange or other taxable disposition. The adjusted tax basis of the new notes generally will equal the U.S. Holder’s initial tax basis in the new notes calculated as described above, increased by market discount includible in income by the holder with respect to the new notes, and reduced by any premium amortized by such holder with respect to the new notes. Except to the extent of any accrued market discount on the new notes not previously included in income by the U.S. Holder, with respect to which any gain will be treated as ordinary income, gain or loss realized on the sale or other taxable disposition of a new note generally will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale or other taxable disposition the new note has been held by the holder for more than one year. Certain non-corporate taxpayers generally are subject to reduced rates of U.S. federal income taxation on long-term capital gains. The deduction of capital losses may be subject to limitations.

U.S. Holders that do not Tender their old notes Pursuant to the Exchange Offer. A U.S. Holder that does not tender its old notes pursuant to the exchange offer or whose tender of old notes is not accepted for exchange pursuant to the exchange offer will not recognize any gain or loss as a result of the exchange offer.

Medicare Tax

For taxable years beginning after December 31, 2012, a U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (i) the U.S. Holder’s “net investment income” for the relevant taxable year (undistributed net investment income in the case of an estate or trust) and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between U.S.$125,000 and U.S.$250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally will include its interest income and its net gains from the disposition of the new notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).

Non-U.S. Holders

Interest on the New Notes. Subject to the discussion below under “Information Reporting and Backup Withholding,” a Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax on payments of interest on the new notes provided that (i) such interest is not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder and (ii) the Non-U.S. Holder (A) does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock, (B) is not a controlled foreign corporation related to us directly or constructively through stock ownership, (C) is not a bank receiving interest described in Section 881(c)(3)(A) of the Code, and (D) satisfies certain certification requirements. Such certification requirements will generally be met if (x) the Non-U.S. Holder provides its name and address, and certifies on an IRS Form W-8BEN (or appropriate substitute form), under penalties of perjury, that it is not a U.S. person or (y) a securities clearing organization or certain other financial institutions holding the note on behalf of the Non-U.S. Holder certifies on IRS Form W-8IMY, under penalties of perjury, that the certification referred to in clause (x) has been received by it and furnishes us or our paying agent with a copy thereof. In addition, we or our paying agent must not have actual knowledge or reason to know that the beneficial owner of the new notes is a U.S. person.

If interest on the new notes is not effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Holder but such Non-U.S. Holder cannot satisfy the other requirements outlined in the preceding paragraph, interest on the new notes will generally be subject to U.S. federal withholding tax (currently imposed at a 30% rate, or a lower applicable treaty rate).

If interest on the new notes is effectively connected with the conduct of a trade or business within the United States by a Non-U.S. Holder (and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base maintained within the United States by the U.S. Holder), then the Non-U.S. Holder will generally be subject to U.S. federal income tax on such interest in the same manner as if such Non-U.S. Holder were a U.S. Holder and, in the case of a Non-U.S. Holder that is a foreign corporation, may also be subject to the branch profits tax (currently imposed at a rate of 30% or a lower applicable treaty rate). Any such interest will not also be subject to U.S. federal withholding tax, however, if the Non-U.S. Holder delivers to us or our paying agent a properly executed IRS Form W-8ECI in order to claim an exemption from U.S. federal withholding tax.

Sale, Exchange or Other Taxable Disposition of the New Notes. A Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, exchange or other taxable disposition of new notes unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder (and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base maintained within the United States by the Non-U.S. Holder) or (ii) in the case of a Non-U.S. Holder that is a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met. In the case of a Non-U.S. Holder that is described under clause (i), the Non-U.S. Holder will generally be subject to U.S. federal income tax on such gain in the same manner as if such Non-U.S. Holder were a U.S. Holder and, in addition, if the Non-U.S. Holder is a foreign corporation may also be subject to the branch profits tax as described above. An individual Non-U.S. Holder who is described under clause (ii) above will be subject to a flat 30% tax on the gain derived from the sale, exchange or other taxable disposition, which may be offset by certain U.S. capital losses (notwithstanding the fact that he or she is not considered a U.S. resident for U.S. federal income tax purposes). Any amount attributable to accrued but unpaid interest on the new notes will be treated in the same manner as payments of interest made to such Non-U.S. Holder, as described above under “—Interest on the New Notes.” Non-U.S. Holders should consult their tax advisors regarding the treatment of any accrued but unpaid interest on the New Notes.

Non-U.S. Holders that do not Tender their old notes Pursuant to the Exchange Offer. A Non-U.S. Holder that does not validly tender its old notes pursuant to the exchange offer or whose tender of old notes is not accepted for exchange pursuant to the exchange offer will not recognize any gain or loss as a result of the exchange offer.

Information Reporting and Backup Withholding

For non-corporate U.S. Holders, unless the holder proves it is exempt, information reporting requirements will apply to the exchange of old notes for new notes and to payments of principal and interest on the new notes. Backup withholding may apply to such exchange or payments if a U.S. Holder fails to (i) provide an accurate taxpayer identification number; (ii) certify that it is not subject to backup withholding; (iii) report all interest and dividends required to be shown on a United States federal income tax returns; or (iv) demonstrate eligibility for an exemption.

Non-U.S. Holders generally are exempt from these withholding and reporting requirements (assuming that the gain or income is otherwise exempt from United States federal income tax), but such a holder may be required to comply with certification and identification procedures in order to prove its exemption, including certifying under penalties of perjury that it is a Non-U.S. Holder. Information returns will, however, generally be filed with respect to payments of interest made to Non-U.S. Holders.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against the holder’s United States federal income tax liability as long as the required information is provided to the IRS in a timely manner.

Additional Withholding Requirements

Under recently enacted legislation and administrative guidance, the relevant withholding agent may be required to withhold 30% of (a) any interest income paid on new notes after December 31, 2013 and (b) the gross proceeds from a disposition of new notes paid after December 31, 2014 to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. account holders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements. The legislation contains a grandfathering provision that exempts from withholding any payment under, or gross proceeds from a disposition of, an obligation that is outstanding on March 18, 2012, and proposed Treasury Regulations would extend this grandfathering provision to obligations that are outstanding on January 1, 2013. These proposed Treasury Regulations are not effective until finalized, however, and unless and until they are so finalized, taxpayers are not entitled to rely on them. Holders should consult their own tax advisors regarding this legislation and whether it may be relevant to their ownership and disposition of the New Notes.

The foregoing summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances and income tax situations. Holders should consult their tax advisors as to the particular tax consequences to them of the exchange offer, including the effect of any U.S. federal, state, local, non-U.S. or other tax laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days following the consummation of this exchange offer, we will use commercially reasonable efforts to make this prospectus available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the consummation of the exchange offer date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

If a tendering holder is not a broker-dealer, the tendering holder, by tendering its old notes in the exchange offer, represents that it acquired the new notes in the ordinary course of its business, it is not engaged in, and does not intend to engage in, a distribution of new notes and it has no arrangements or understandings with any person to participate in a distribution of the new notes. If a tendering holder is a broker-dealer that will receive new notes for its own account in exchange for old notes, it represents that the old notes to be exchanged for new notes were acquired by it as a result of market-making activities or other trading activities and acknowledges that it will deliver a prospectus, as required by law, in connection with any resale of such new notes; however, by so acknowledging and by delivering a prospectus, the tendering holder will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

LEGAL MATTERS

Certain legal matters in connection with the exchange offer will be passed upon for us by Arnold & Porter LLP. Certain partners of Arnold & Porter LLP beneficially own an aggregate of less than one percent of the common stock of The Charles Schwab Corporation.

EXPERTS

The consolidated financial statements and schedules of The Charles Schwab Corporation as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, incorporated by reference in this prospectus, and the effectiveness of internal control over financial reporting as of December 31, 2011, have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their reports appearing herein.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission. Our Commission filings are available to the public over the Internet at the Commission’s website at http://www.sec.gov. Copies of certain information filed by us with the Commission are also available on our corporate website at http://www.aboutschwab.com. We have included the Commission’s website address and our website address as inactive textual references only, and the information contained on those websites is not a part of this prospectus. You may also read and copy any document that we file at the Commission’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

Our common stock is listed on the New York Stock Exchange. You may inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005.

The Commission allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus and information that we file later with the Commission will automatically update and supersede this information. In all cases, you should rely on the later information over different information included in this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the Commission after the date of this prospectus under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the exchange offer is completed, other than, in each case, documents or portions of documents furnished and not filed:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012 and June 30, 2012; and

•	Current Reports on Form 8-K filed on January 26, 2012, February 2, 2012, March 13, 2012, May 22, 2012, June 6, 2012, June 18, 2012, August 29, 2012 and October 30, 2012.

Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. In reviewing any agreements incorporated by reference, please remember they are included to provide you with information regarding the terms of such agreements and are not intended to provide any other factual or disclosure information about CSC. The agreements may contain representations and warranties by CSC or other parties, which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time.

You may request a copy of these filings at no cost, by writing, telephoning or sending an email to us at the following address:

The Charles Schwab Corporation

211 Main Street

San Francisco, California 94105

Attention: Corporate Secretary

Telephone: (415) 667-1959

Email: investor.relations@schwab.com

Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus.

Any statement contained in this prospectus or in an amendment or supplement hereto or attached hereto as an exhibit or delivered herewith or incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a subsequent statement contained elsewhere in this prospectus or in any amendment or supplement hereto or attached hereto as an exhibit or delivered herewith or incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Offer to Exchange

$256,405,000

3.225% Notes due 2022

PROSPECTUS

                    , 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. The indemnification provisions of the DGCL require indemnification of a director or officer who has been successful on the merits in defense of any action, suit or proceeding that he was a party to by virtue of the fact that he is or was a director or officer of the corporation.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against the person, and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Article 8 of CSC’s certificate of incorporation provides that, pursuant to Delaware law, no director of CSC shall be personally liable to CSC or its stockholders for monetary damages for breach of fiduciary duty as a director, with specific exceptions. The exceptions relate to (1) any breach of a director’s duty of loyalty to CSC or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) approval by a director of certain unlawful dividend payments, distributions or stock redemptions or repurchases or (4) engaging in a transaction from which a director derives an improper personal benefit. Among the types of breaches for which directors will not be liable are those resulting from negligent or grossly negligent behavior.

CSC’s bylaws also provide for the indemnification of both CSC’s directors and officers within the limitations permitted by Delaware law and CSC has entered into indemnification agreements with its directors which provide that CSC will indemnify the directors to the fullest extent authorized by law.

CSC has obtained directors’ and officers’ liability and corporate reimbursement insurance covering all officers and directors of CSC and its subsidiaries and providing for the reimbursement of amounts paid by CSC or its subsidiaries to directors and officers pursuant to indemnification arrangements, subject to certain deductibles and coinsurance provisions.

The foregoing summaries are necessarily subject to the complete text of the statute, the registrant’s certificate of incorporation and bylaws, as amended to date, and the arrangements referred to above and are qualified in their entirety by reference thereto.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit No.

3.1	Certificate of Designations of 6.00% Non-Cumulative Perpetual Preferred Stock, Series B, dated May 31, 2012, of the Company (including the form of 6.00% Non-Cumulative Perpetual Preferred Stock, Series B Certificate of the Company attached as Exhibit A thereto), filed as Exhibit 3.1 to the Registrant’s Form 8-K dated June 6, 2012 and incorporated herein by reference.

3.11	Fifth Restated Certificate of Incorporation, effective May 7, 2001, of the Registrant, filed as Exhibit 3.11 to the Registrant’s Form 10-Q for the quarter ended September 30, 2011 and incorporated herein by reference.

3.14	Fourth Restated Bylaws, as amended on January 27, 2010, of the Registrant, filed as Exhibit 3.14 to the Registrant’s Form 8-K dated January 27, 2010 and incorporated herein by reference.

3.15	Certificate of Designations of Fixed to Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A of The Charles Schwab Corporation, filed as Exhibit 3.15 to the Registrant’s Form 8-K dated January 24, 2012 and incorporated herein by reference.

4.1	Deposit Agreement, dated June 6, 2012, between the Company and Wells Fargo Bank, N.A., as Depositary (including the form of Depositary Share Receipt attached as Exhibit A thereto), filed as Exhibit 3.1 to the Registrant’s Form 8-K dated June 6, 2012 and incorporated herein by reference.

4.2	Neither the Registrant nor its subsidiaries are parties to any instrument with respect to long-term debt for which securities authorized thereunder exceed 10% of the total assets of the Registrant and its subsidiaries on a consolidated basis. Copies of instruments with respect to long-term debt of lesser amounts will be provided to the SEC upon request.

4.20	Senior Indenture, dated as of June 5, 2009, between the Company and The Bank of New York Mellon Trust Company, N.A. filed as Exhibit 4.20 to the Registrant’s Form 8-K dated June 5, 2009 and incorporated herein by reference.

4.25	Third Supplemental Indenture, dated as of August 27, 2012, between the Company and The Bank of New York Mellon Trust Company, N.A., filed as Exhibit 4.25 to the Registrant’s Form 8-K dated August 29, 2012 and incorporated herein by reference.

4.26	Form of QIB Global Note for the Company’s 3.225% Senior Notes due 2022, filed as Exhibit 4.26 to the Registrant’s Form 8-K dated August 29, 2012 and incorporated herein by reference.

4.27	Form of Regulation S Global Note for the Company’s 3.225% Senior Notes due 2022, filed as Exhibit 4.27 to the Registrant’s Form 8-K dated August 29, 2012 and incorporated herein by reference.

4.28	Exchange and Registration Rights Agreement, dated August 27, 2012, by and among the Company and Citigroup Global Markets Inc., Goldman, Sachs & Co. and Wells Fargo Securities, LLC, filed as Exhibit 4.28 to the Registrant’s Form 8-K dated August 29, 2012 and incorporated herein by reference.

4.29	Form of Global Note for the Company’s 3.225% Senior Notes due 2022.*

5.1	Opinion of Arnold & Porter LLP.*

12.1	Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Stock Dividends.*

21.1	Subsidiaries of the Registrant, filed as Exhibit 21.1 to the Registrant’s Form 10-K for the year ended December 31, 2011 and incorporated herein by reference.

23.1	Consent of Deloitte & Touche LLP.*

23.2	Consent of Arnold & Porter LLP (included in Exhibit 5.1).*

25.1	Form T-1 statement of eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon Trust Company, N.A., as trustee for the notes.*

99.1	Form of Letter of Transmittal.*

*	Filed herewith.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

6. That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

7. That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

8. To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

9. To supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 30th day of October, 2012.

The Charles Schwab Corporation

By:	/s/ Joseph R. Martinetto
	Name:	Joseph R. Martinetto
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below, on October 30, 2012. Each person whose signature appears below hereby appoints Walter W. Bettinger II and Joseph R. Martinetto, and each of them singly, such person’s true and lawful attorneys with full power to them and each of them to sign, for such person and in such person’s name and capacity indicated below, any and all amendments (including post-effective amendments) to this Registration Statement, and generally do all things in their names in their capacities as officers and directors to enable the Registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission. This Power of Attorney does not revoke any power of attorney previously granted by the undersigned, or any of them.

/s/ Walter W. Bettinger II Walter W. Bettinger II President, Chief Executive Officer and Director (Principal Executive Officer)	/s/ Joseph R. Martinetto Joseph R. Martinetto Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Charles R. Schwab Charles R. Schwab, Chairman of the Board	/s/ Nancy H. Bechtle Nancy H. Bechtle, Director

/s/ C. Preston Butcher C. Preston Butcher, Director	Stephen A. Ellis, Director

/s/ Stephen T. McLin Stephen T. McLin, Director	/s/ Frank C. Herringer Frank C. Herringer, Director

/s/ Paula A. Sneed Paula A. Sneed, Director	/s/ Arun Sarin Arun Sarin, Director

/s/ Robert N. Wilson Robert N. Wilson, Director	/s/ Roger O. Walther Roger O. Walther, Director